EXHIBIT 5.1



                                February 17, 1998


Board of Directors
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive
Portland,  Oregon   97229

     We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 274,603 shares of common stock (the "Shares") of the Company issuable in connection with the 1989 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, 1992 Incentive Stock Option Plan and the 1995 Incentive Stock Option Plan of Applied Intelligent Systems, Inc. ("AISI"), the Company's wholly-owned subsidiary, as well as the two non-qualified stock option agreements between AISI and Barry Borgerson (dated May 4, 1993) and Jon G. Ehrmann (dated July 30, 1990) (collectively, the "AISI Stock Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the AISI Stock Plans and the Agreement of Reorganization and Merger dated September 29, 1997, by and among the Company, AISI, and Asteroid Merger Corp. and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP